Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

JanOne Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rate	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock (1)(2)	457(o)		(1)(2)(3)	–		(1)(2)(3)	0.00014760		(2)(4)
Fees to be Paid	Equity	Preferred Stock (1)(2)	457(o)		(1)(2)(3)	–		(1)(2)(3)	0.00014760		(2)(4)
Fees to be Paid	Equity	Rights (1)(2)	457(o)		(1)(2)(3)	–		(1)(2)(3)	0.00014760		(2)(4)
Fees to be Paid	Other	Warrants (1)(2)	457(o)		(1)(2)(3)	–		(1)(2)(3)	0.00014760		(2)(4)
Fees to be Paid	Debt	Debt Securities (1)(2)	457(o)		(1)(2)(3)	–		(1)(2)(3)	0.00014760		(2)(4)
Fees to be Paid	Other	Units (1)(2)	457(o)		(1)(2)(3)	–		(1)(2)(3)	0.00014760		(2)(4)
Unallocated (Universal) Shelf (1)		(1)(2)	457(o)		(1)(2)(3)	–	$100,000,000		0.00014760		(2)(4)
			Total Offering Amounts:				$100,000,000			$14,750	(4)

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by JanOne Inc..

(2)	There is being registered hereunder an indeterminate number of shares of (a) common stock, (b) preferred stock, (c) rights, (d) warrants, (e) debt securities, and (f) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an indeterminate number of shares of common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of securities that may become issuable as a result of stock splits, stock dividends or similar transactions relating to the securities registered hereunder. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $100,000,000.

(3)	The proposed max mum aggregate offering price for each class of securities to be registered is not specified pursuant to General Instruction II.D. of Form S-3.

(4)	The registration fee of $14,750 is calculated in accordance with Rule 457(a) of the Securities Act.